Exhibit 99.1

STERLING Financial Corporation Annual Meeting of Shareholders April 22, 2008 Ticker: STSA FTN MIDWEST SECURITIES SMALL & MID CAP BANK CONFERENCE New York, NY September 4, 2008

Safe Harbor Statement In the course of our presentation, executives and other key employees of the company may discuss matters that are deemed to be forwarded-looking statements(1) under the law. While we always try to do our best to give accurate and balanced presentations of the company's business and prospects, actual results may differ from management's view. Additional information about risks of the company achieving results suggested by any forward-looking statements may be found under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K. (1) The Reform Act defines the term "forward-looking statements" to include: statements of management plans and objectives, statements regarding the future economic performance, and projections of revenues and other financial data, among others. The Reform Act precludes liability for oral or written forward-looking statements if the statement is identified as such and accompanied by "meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those made in the forward-looking statements." 3

Investment Overview Leading regional community bank in the West Capital position Asset quality Earnings power Franchise value Management depth/breadth 5

Financial Highlights June 30, 2008 Record assets of $12.70 billion Record loans of $9.22 billion Record deposits of $7.99 billion Total capital of $1.18 billion Net interest income growth of 10% Annualized dividend of $0.40 per share 7

STERLING Financial Corporation The Sterling Family Commercial bank and residential mortgage unit 9

Leader in Regional Community Banking 179 Hometown Helpful(r) depository branches 216 total service locations in 7 western states 2,545 employees Geographic Footprint Well positioned along major corridors 11

Golf Savings Bank Management SSB Executive Management SSB Production Management Leadership Next-generation management 13

Economic Outlook Pacific Northwest economy relatively strong Regions Puget Sound Portland/Vancouver Spokane Santa Rosa/Sonoma Bend Sacramento/Roseville Boise Salt Lake City Southern California Southern California Southern California Southern California Southern California Southern California Southern California Southern California Southern California Southern California Southern California 15

($ in billions) $6.9 Billion $7.6 Billion $9.8 Billion Compound Annual Loan Growth: 29.3% $12.1 Billion $12.7 Billion $4.3 Billion 17 Total Assets Loan growth is both organic and acquisitive

Residential Consumer Construction Commercial Real Estate 29% 13% 31% 14% YTD Yield 6.50% June 30, 2008 Total: $9.2 Billion 13% Commercial Banking 37% Commercial/Income Property 63% Residential 19 Loan Portfolio Mix Diversified and balanced

($ in millions) $2,144 million $2,984 million $1,083 million 6 months $1,061 million 3 months $1,706 million Loan Originations Construction is declining 21

Total: $12.5 Billion Funding Sources Deposits FHLB Capital Repo & Fed Funds Liquidity Borrowings Capital and Liquidity Well capitalized 23

Tax Equivalent Net Interest Margin 3.34% 3.30% 3.33% 3.42% ($ in millions) $169.7 million 3.23% 3.41% 6 months $186.2 million 25 Net Interest Income Higher loan volumes

($ in millions) $30.2 million $25.9 million 6 months Fees and Service Charges Diversified streams 27

6 months Operating Efficiency Systemic process improvements 29

31 Credit Charges Net charge offs-to-average loans Source: FDIC. U.S. Financial Institutions data through March 2008, latest available period. Note that STSA data is year to date through June 2008.

33 Non-Performing Assets Weighted to residential construction portfolio

35 Residential Construction NPAs The 80-20 rule

Residential Construction Geographic distribution of loan commitments 6/30/08 $2.6 Billion "Other" category includes Vancouver, Nevada, Montana, Arizona, other Oregon, other Idaho and other Washington. 37

39 Residential Construction Classified Assets

Total Classified Assets 41 72% Increase 24% Increase

43 Residential Construction Special Project Team Proactive management of our performing builders Leveraging the expertise of our Real Estate Group Refocused efforts of production to proactive credit management of performing borrowers Early intervention to curtail potential problem assets Marshaled existing resources with residential construction expertise outside of the real estate group Enhanced loan servicing support Expanded loan reporting, monitoring, and follow up Expansion of dedicated credit administrative team Legal support and training Executive team involvement Appraisal support Customizing plans to allow the bank and the builder to manage through the cycle Active Management of Every Builder

Top 20 Classified Assets and Allowances

June 30, 2008 sorted by market

Description	6/30/08 Balance	Specific & Unallocated General Reserve	Reserve/ Classified Loans
A&D: 73 loans; Portland/Vancouver	$ 50,577,983	$ 9,104,037	18%
A&D & Spec homes: 29 loans; Portland area	19,355,840	3,964,051	20%
A&D & Vertical: 24 loans; Portland area	14,472,269	3,653,298	25%
A&D, Lots & Vertical: 32 loans; Vancouver	13,268,179	3,494,440	26%
A&D; Portland area	11,542,500	2,077,650	18%
SFRs: 20 loans; Portland area	9,269,000	1,668,420	18%
Subtotal Portland/Vancouver	**118,485,771**	**23,961,897**	**20%**
A&D: 2 loans; S. California	23,226,063	12,697,239	55%
A&D; S. California	12,557,348	5,177,993	41%
Raw Land; S. California	9,411,332	1,822,389	19%
Subtotal S. California	**45,194,743**	**19,697,621**	**44%**
SFRs & Lots: 68 loans; Puget Sound	20,574,223	4,327,183	21%
A&D: 3 loans; Puget Sound	12,432,000	3,260,253	26%
Commercial banking: 5 loans; Puget Sound	9,176,097	1,651,697	18%
Subtotal Puget Sound	**42,182,320**	**9,239,133**	**22%**
A&D: 44 loans; Bend	10,945,515	3,258,937	30%
SFRs & Lots: 12 loans; Bend	7,712,757	1,388,296	18%
Subtotal Bend	**18,658,272**	**4,647,233**	**25%**
A&D: 6 loans; N. California	8,470,737	1,524,733	18%
Commercial banking: 3 loans; OR	7,663,321	1,118,571	15%
A&D; OR	7,369,403	1,326,493	18%
SFRs & Lots: 13 loans; OR, WA, ID	15,169,088	2,730,436	18%
Lots & A&D: 7 loans; Utah	21,984,830	4,424,040	20%
Commercial banking: 7 loans; WA	3,091,455	556,462	18%
Subtotal Other Markets	**63,748,834**	**11,680,734**	**18%**
Total: Top 20 Classified Assets	**$ 288,269,940**	**$ 69,226,618**	**24%**
All Classified Assets	497,461,000		
Top 20: Percent of All Classified Assets	58%		

23

FTN MIDWEST SECURITIES – SMALL & MID CAP BANK CONFERENCE - SEPTEMBER 4, 2008

STERLING
Financial Corporation

Loan Stress Analysis: Impact on Capital 47 Loan Balance Guidance: Low EPS Guidance: Low EPS Guidance: High EPS Guidance: High EPS 6/30/08 ($000) Est. loss (%) Est. loss ($000) Est. loss (%) Est. loss ($000) Commercial loans $ 2,677,479 0.3% $ 6,700 0.2% $ 5,400 Commercial construction 1,080,797 1.0% 10,800 0.8% 8,100 Residential construction 1,831,050 5.0% 91,600 4.5% 82,400 Commercial real estate 1,321,895 0.5% 6,600 0.4% 5,800 Multifamily real estate 445,298 0.2% 700 0.1% 600 Residential mortgage 798,408 0.2% 1,400 0.1% 1,100 Consumer 1,240,932 0.2% 2,200 0.1% 1,600 Total $ 9,395,859 $ 120,000 $ 105,000 2008 EPS Guidance $ 0.75 $ 1.00 Excess provision as of June 30, 2008 (>1.25% of risk based assets) Excess provision as of June 30, 2008 (>1.25% of risk based assets) Excess provision as of June 30, 2008 (>1.25% of risk based assets) 40,389 40,389 Capital impact (pre tax) $ 79,611 $ 64,611

Provision Analysis: Capital Adequacy

(Dollars in thousands)

High Range of Guidance	Actual	Actual	Projected	Projected
Balance Sheet	3/31/2008	6/30/2008	2nd Half 2008	12 Months
Assets	$ 12,691,000	$ 12,700,000	$ 12,730,000	
Loans	9,280,000	9,396,000	9,737,000	
Equity	1,191,000	1,178,000	1,210,000	
Provision for Loan Losses	37,000	31,000	37,000	105,000
Net Income	2,876	11,675	37,194	51,745
Earnings per Share	$ 0.06	$ 0.23	$ 0.71	$ 1.00
Capital/Equity Ratios				
Leverage Ratio	8.10%	8.00%	8.29%	
Tier 1 Capital Ratio	9.67%	9.45%	9.79%	
Total Capital Ratio	10.95%	10.72%	11.07%	
Well-Capitalized excess/(deficit)	$ 95,000	$ 74,000	$ 111,000	
Adequately-Capitalized excess/(deficit)	295,000	281,000	317,000	

Low Range of Guidance	Actual	Actual	Projected	Projected
Balance Sheet	3/31/2008	6/30/2008	2nd Half 2008	12 Months
Assets	$ 12,691,000	$ 12,700,000	$ 12,715,000	
Loans	9,280,000	9,396,000	9,737,000	
Equity	1,191,000	1,178,000	1,197,000	
Provision for Loan Losses	37,000	31,000	52,000	120,000
Net Income	2,876	11,675	24,169	38,720
Earnings per Share	$ 0.06	$ 0.23	$ 0.46	$ 0.75
Capital/Equity Ratios				
Leverage Ratio	8.10%	8.00%	8.19%	
Tier 1 Capital Ratio	9.67%	9.45%	9.68%	
Total Capital Ratio	10.95%	10.72%	10.96%	
Well-Capitalized excess/(deficit)	$ 95,000	$ 74,000	$ 99,000	
Adequately-Capitalized excess/(deficit)	295,000	281,000	305,000	

FTN MIDWEST SECURITIES – SMALL & MID CAP BANK CONFERENCE - SEPTEMBER 4, 2008

25

STERLING Financial Corporation

Earnings Per Share Note: Credit costs per share equals the quarterly provision for loan losses times STSA's tax retention rate of 67.5% in 2007, and 72% in 2008, divided by fully diluted shares outstanding in the quarter. 51 Full Year 2008: 12 Months

Where We are Going... Earnings power 53 2008 Guidance (High End) * 2008 Guidance (High End) * Longer-Term Strategic Targets * Longer-Term Strategic Targets * Interest earning assets Loans/Investments Loans/Investments Deposits Increase/Mix Increase/Mix Capital Remain Well-Capitalized Remain Well-Capitalized Net interest income $ 370,033 3.14% $ 414,995 3.50% Provision (105,000) 0.83% (30,000) 0.24% Total non-interest income 97,500 0.77% 115,000 0.90% Total non-interest expense (290,000) 2.28% (304,500) 2.40% Pretax income 72,533 0.57% 195,495 1.54% Income taxes (20,309) (65,882) Net income $ 52,000 0.41% $ 129,613 1.02% Earnings per share $ 1.00 $ 2.50 (Dollars in thousands, except per share amounts) * Percentage represents the percent of average earning assets for net interest income, and the percent of average assets for all other categories.

$12.7 billion regional community bank Expanding geographic footprint Asset-growth strategy Strong regional economics Strong management Strong credit culture Investment Summary Franchise value 55

Appendix Slides General Economic Conditions in Major Markets 57

The areas two leading industries, aerospace and software, remain strong. Boeing, Microsoft and Amazon continue to perform well. Construction employment has fallen, but is offset by gains in manufacturing related to aerospace production. The Case-Shiller Home Price Index shows that Seattle prices were down 6.3% year over year through May, compared to 15.8% decline in the 20 city composite. Washington is expected to experience employment growth over the year in the 1%-1.5% range. 59 Puget Sound General Economic Conditions June Unemp. June Year over Year Job Growth June Year over Year Job Growth Median Home Price Puget Sound 4.5% 25,800 1.4% $372 K Washington 5.5% 32,300 1.1% $293 K US 5.5% -167,000 -0.1% $196 K

61 Portland/Vancouver General Economic Conditions Exports in this region are among the strongest in the nation. Weakness in the US dollar helps area exporters such as Nike, Intel and Hewlett Packard. Construction, manufacturing, trade and financial services all show declines. The Case-Shiller Home Price Index shows that Portland prices were down 5.2% year over year through May, compared to 15.8% decline in the 20 city composite. Note, however, the index increased in April and May. Employment has leveled out, and the area will experience slow employment growth in 2008. June Unemp. June Year over Year Job Growth June Year over Year Job Growth Median Home Price Portland/ Vancouver 5.3% 14,400 1.3% $287K Oregon 5.5% 1,200 0.1% $244 K* US 5.5% -167,000 -0.1% $196 K * Average median for Eugene, Salem and Portland MSAs.

63 Bend General Economic Conditions Bend's economic profile is comprised of five industry categories: tourism; healthcare and social services; professional, scientific and technical services; wood products manufacturing; and recreation and transportation equipment. Much of Bend's rapid growth in recent years is due to its attraction as a retirement destination. The more recent and dramatic slowdown in new construction is a result of lower demand for second homes. 2nd quarter home sales were up 41.4% from 1st quarter, but were down 36.8% year-over-year. Home prices fell 12% from a year ago. June Unemp June Year over Year Job Growth June Year over Year Job Growth Median Home Price Bend 6.1% 2,700 3.2% $292 K Oregon 5.5% 1,200 0.1% $244 K* US 5.5% -167,000 -0.1% $196 K * Average median for Eugene, Salem and Portland MSAs.

Boise is the Idaho state capital and ranks sixth in the nation for the number of corporate headquarters located in the city (in relation to its population base), including Albertson's, Boise Cascade, Morrison Knudsen, J.R. Simplot, Micron Technology, TJ International, and Washington Group International. High technology industries are becoming an increasingly important sector, though manufacturing in computer equipment and electronics is down. Home sales increased in Ada County for a sixth straight month in June, and Canyon County sales have increased 3 out of 6 months in 2008, yet home sales are down 32.9% from a year earlier. Median home prices continue to fall, down nearly 12% year-over-year, and inventory continues to rise, up 2.4% year-over-year. Idaho is experiencing year over year job declines for the first time since 2001. Little employment growth is expected in Idaho in 2008, however unemployment remains among the lowest in the country. 65 Boise General Economic Conditions June Unemp June Year over Year Job Growth June Year over Year Job Growth Median Home Price Boise 3.8% -4,600 -1.5% $193 K Idaho 3.8% -3,500 -0.5% $175 K US 5.5% -167,000 -0.1% $196 K

67 Sacramento General Economic Conditions Sacramento's deep-water port, connected to the San Francisco Bay via a 43-mile channel, is an important West Coast hub for the handling of cargo from ocean-going ships. Sacramento maintains its position at the top of the rail transportation industry. Government and transportation are the largest sectors of employment in the area, but technology-related companies such as Intel and Hewlett-Packard are among the Sacramento area's largest employers; proximity to research centers, and a well-educated labor pool, have drawn such companies to the area. Sacramento home re-sales have increased after very sharp price declines. Many re-sales have been out of foreclosure. The state is not expected to have any employment growth in 2008, with a pickup in 2009 as the drag from housing diminishes. Area growth has been fueled by affordable housing and proximity to government and major metro markets. June Unemp June Year over Year Job Growth June Year over Year Job Growth Median Home Price Sacramento/ Roseville 6.8% 20,500 1.9% $259K California 6.9% -58,900 -0.4% $407K US 5.5% -167,000 -0.1% $196 K